PRIVILEGED AND CONFIDENTIAL
ATTORNEY WORK PRODUCT                                                  EXHIBIT 1
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                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                             TECHFORCE CORPORATION,

                                  EQUANT N.V.,

                           EQUANT HOLDINGS U.S., INC.

                                       AND

                            EQUANT ACQUISITION CORP.



                            DATED AS OF JUNE 30, 1999




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



                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

ARTICLE I.........................................................................................................2
         Section 1.1 The Offer....................................................................................2
         Section 1.2 Company Action...............................................................................3
ARTICLE II........................................................................................................4
         Section 2.1 The Merger...................................................................................4
         Section 2.2 Effective Time; Closing......................................................................4
         Section 2.3 Effects of the Merger; Subsequent Actions....................................................5
         Section 2.4 Articles of Incorporation; Bylaws............................................................5
         Section 2.5 Directors....................................................................................5
         Section 2.6 Officers.....................................................................................5
         Section 2.7 Conversion of Securities.....................................................................5
         Section 2.8 Stock Options; Employee Stock Purchase Plan..................................................6
         Section 2.9 Stockholders'Meeting.........................................................................7
ARTICLE III.......................................................................................................8
         Section 3.1 Dissenting Shares............................................................................8
         Section 3.2 Exchange of Certificates.....................................................................8
ARTICLE IV.......................................................................................................10
         Section 4.1 Organization and Qualification; Subsidiaries................................................10
         Section 4.2 Capitalization of the Company and Its Subsidiaries..........................................10
         Section 4.3 Authority...................................................................................11
         Section 4.4 Non-Contravention; Required Filings and Consents............................................12
         Section 4.5 SEC Reports.................................................................................12
         Section 4.6 Absence of Certain Changes; Derivatives.....................................................13
         Section 4.7 Schedule 14D-9; Offer Documents; Proxy Statement............................................13
         Section 4.8 Finder's Fee................................................................................14
         Section 4.9 Absence of Litigation.......................................................................14
         Section 4.10 Taxes......................................................................................14
         Section 4.11 Employee Benefits..........................................................................16
         Section 4.12 Compliance.................................................................................18
         Section 4.13 Environmental Matters......................................................................19
         Section 4.14 Intellectual Property......................................................................21
         Section 4.15 Significant Agreements.....................................................................22
         Section 4.16 Insurance..................................................................................23
         Section 4.17 Title to and Condition of Properties; Leases...............................................24
         Section 4.18 Labor Matters..............................................................................24
         Section 4.19 Voting Requirements........................................................................25
         Section 4.20 State Takeover Laws; No Anti-Takeover Measures.............................................25
         Section 4.21 Codes and Policies.........................................................................26
         Section 4.22 Year 2000 Compliance.......................................................................26
         Section 4.23 U.K. Operations............................................................................26
         Section 4.24 Opinion of Financial Advisor...............................................................26
         Section 4.25 Employment and Labor Contracts.............................................................26
         Section 4.26 Disclosure.................................................................................27


                                      -i-

ARTICLE V........................................................................................................27
         Section 5.1 Organization................................................................................27
         Section 5.2 Authority...................................................................................27
         Section 5.3 Non-Contravention: Required Filings and Consents............................................28
         Section 5.4 Offer Documents; Schedule 14D-9; Proxy Statement............................................28
         Section 5.5 No Prior Activities.........................................................................29
         Section 5.6 Financing...................................................................................29
         Section 5.7 No Finder's Fee.............................................................................29
ARTICLE VI.......................................................................................................29
         Section 6.1 Conduct of Business of the Company..........................................................29
         Section 6.2 Access to Information.......................................................................31
         Section 6.3 Reasonable Best Efforts.....................................................................32
         Section 6.4 Public Announcements........................................................................32
         Section 6.5 Indemnification.............................................................................33
         Section 6.6 Notification of Certain Matters.............................................................33
         Section 6.7 Termination of Stock Plans..................................................................33
         Section 6.8 No Solicitation.............................................................................34
ARTICLE VII......................................................................................................35
         Section 7.1 Conditions to Each Party's Obligation to Effect the Merger..................................35
         Section 7.2 Conditions to the Obligation of Ultimate Parent, Parent and Acquisition
              to Effect the Merger...............................................................................36
         Section 7.3 Conditions to the Obligation of the Company to Effect the Merger............................36
ARTICLE VIII.....................................................................................................37
         Section 8.1 Termination.................................................................................37
         Section 8.2 Effect of Termination.......................................................................38
         Section 8.3 Fees and Expenses...........................................................................39
         Section 8.4 Amendment...................................................................................39
         Section 8.5 Extension; Waiver...........................................................................40
ARTICLE IX.......................................................................................................40
         Section 9.1 Nonsurvival of Representations and Warranties...............................................40
         Section 9.2 Entire Agreement; Assignment................................................................40
         Section 9.3 Notices.....................................................................................40
         Section 9.4 Governing Law...............................................................................41
         Section 9.5 Parties in Interest.........................................................................41
         Section 9.6 Specific Performance........................................................................42
         Section 9.7 Severability................................................................................42
         Section 9.8 Descriptive Headings........................................................................42
         Section 9.9 Certain Definitions.........................................................................42
         Section 9.10 Counterparts...............................................................................43
Annex A - Conditions of the Offer
Annex B - TechForce Indemnification Agreements
Annex C - 1994 Option Election Form
Annex D - Joint Press Release

                                      -ii-

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of June 30, 1999, is by and among TECHFORCE CORPORATION, a Georgia corporation (the "COMPANY"), Equant N.V., a Netherlands corporation (the "ULTIMATE PARENT"), Equant Holdings U.S., Inc., a Delaware corporation and an indirect wholly owned subsidiary of Ultimate Parent ("PARENT"), and Equant Acquisition Corp., a Delaware corporation a wholly owned subsidiary of Parent ("Acquisition").

         WHEREAS, the Boards of Directors of Ultimate Parent, Parent, Acquisition and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, in furtherance thereof, it is proposed that Acquisition shall make a tender offer to acquire all outstanding shares ("SHARES") of common stock, par value $0.01 per share, of the Company (the "COMMON Stock"), for a cash amount of $8.50 per Share (such amount, or any greater amount per Share paid pursuant to the tender offer, being hereinafter referred to as the "PER SHARE AMOUNT") in accordance with the terms and subject to the conditions provided for herein (the "OFFER");

         WHEREAS, the Board of Directors of the Company (the "BOARD") has (i) determined that the consideration to be paid for each Share in the Offer and the Merger (as defined below) is fair to and in the best interests of the stockholders of the Company, and (ii) approved this Agreement and the transactions contemplated hereby and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company;

         WHEREAS, certain holders of the Common Stock have entered into letter agreements as of the date hereof, pursuant to which, among other things, such shareholders have agreed to tender their Shares in the Offer and to vote their Shares of Common Stock in favor of the adoption of this Agreement and the transactions contemplated hereby (the "SHAREHOLDER AGREEMENTS"); and

         WHEREAS, the Boards of Directors of Ultimate Parent, Parent and Acquisition have each approved the merger (the "MERGER") of Acquisition with and into the Company following the Offer in accordance with the Georgia Business Corporation Code ("GEORGIA LAW") and the Delaware General Corporation Law ("DELAWARE LAW") upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows;

                                    ARTICLE I

                                    THE OFFER


         SECTION 1.1 THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and no event shall have occurred or circumstance shall exist which constitutes a material failure to satisfy any of the conditions set forth in Annex A hereto, as promptly as practicable, but in no event later than the fifth (5th) business day following the public announcement of the terms of this Agreement, Acquisition shall commence the Offer. The obligation of Acquisition to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition that a number of Shares representing not less than a majority of the outstanding Shares shall have been validly tendered and not withdrawn prior to the Expiration Date (as defined below) of the Offer (the "MINIMUM CONDITION"), and further there shall have been no material failure to satisfy any of the conditions set forth in ANNEX A hereto. The Per Share Amount payable in the Offer shall be paid net to the tendering stockholders in cash, upon the terms and subject to the conditions of the Offer. There shall NOT be deductible from the Per Share Amount any expenses or costs of Ultimate Parent, Parent or Acquisition associated with, arising out of or in connection with the transaction contemplated by this Agreement or otherwise. Acquisition expressly reserves the right in its sole discretion to waive, in whole or in part, at any time or from time to time, any condition to the Offer (other than the Minimum Condition), to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; PROVIDED that, unless previously approved by the Company in writing, no change may be made that decreases the Per Share Amount, waives or changes the Minimum Condition, changes the form of consideration payable in the Offer, reduces the number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex A hereto or extends the Offer beyond the Outside Date (as defined in Section 8.1(c)). The Offer shall be scheduled to expire as of the end of the twentieth (20th) day following the commencement of the Offer, subject to any extensions thereof permitted in this Agreement (the "EXPIRATION DATE"). If the Minimum Condition is satisfied and the conditions set forth in Annex A hereto are satisfied in all material respects or waived by Acquisition as of the Expiration Date, then Acquisition shall promptly accept and pay for all Shares validly tendered and not withdrawn pursuant to the Offer (the "TENDER CLOSING"); PROVIDED, that if the Minimum Condition is satisfied and the other conditions set forth in Annex A hereto are satisfied in all material respects or waived by Acquisition as of the Expiration Date but fewer than 90% of the outstanding Shares have been validly tendered and not withdrawn at such time, then Acquisition MAY, on more than one occasion, extend the Expiration Date for a period of ten (10) business days but not beyond the Outside Date. Unless this Agreement has been terminated pursuant to Article VIII, if the Minimum Condition has not been satisfied or the conditions set forth in Annex A hereto have not been satisfied in all material respects or waived by Acquisition as of the Expiration Date (including any extensions thereof), then Acquisition SHALL extend the Offer for an additional period of not less than five (5) business days and not more than twenty (20) business days; PROVIDED, that Acquisition shall not be required to extend the Offer beyond the Outside Date.

                  (b) As soon as practicable on the date of commencement of the Offer, Ultimate Parent, Parent and Acquisition shall file with the Securities and Exchange Commission (the "COMMISSION") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Ultimate Parent, Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that any such information shall have become false or misleading in any material respect and Ultimate Parent, Parent and Acquisition each further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the Commission and shall be provided with any comments Ultimate Parent, Parent, Acquisition and their counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after receipt of such comments.

         SECTION 1.2 COMPANY ACTION.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board, at a meeting duly called and held on June 28, 1999, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and, if required by applicable law, approve and adopt this Agreement and the Merger. The Company has been authorized by Deutsche Bank Securities Inc. ("DEUTSCHE BANK") to permit the inclusion of its fairness opinion to the Company (as described in Section 4.24) in the Offer Documents and the Schedule 14D-9 referred to below and the Proxy Statement referred to in Section 4.7.
The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board described in this Section 1.2(a).

                  (b) As soon as practicable on the date of commencement of the Offer, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") and shall mail the Schedule 14D-9 to the stockholders of the Company promptly after the commencement of the Offer. The
Schedule 14D-9 shall at all times contain the determinations, approvals and recommendations described in Section 1.2 (a), unless, subject to the requirements of Section 6.8, the Company's directors determine in good faith, based upon the advice of legal counsel, that the withdrawal of any of such determinations is required for the discharge of their fiduciary duties to stockholders under applicable law. Ultimate Parent, Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that any such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Ultimate Parent, Parent, Acquisition and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the Commission and shall be provided with any comments the Company and its counsel may receive from the Commission or its staff with respect to the
Schedule 14D-9 promptly after receipt of such comments.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Acquisition with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Acquisition and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company (or destroy and certify in writing such destruction) all copies (in any form of media) of such information then in their possession.

                                   ARTICLE II

                                   THE MERGER

         SECTION 2.1 THE MERGER.

         Subject to the satisfaction or waiver of the conditions set forth in
Article VII, at the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and Georgia Law and Delaware Law, Acquisition shall be merged with and into the Company whereupon the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be changed to " Equant Integration Services, Inc." upon the closing of the Merger transaction. At Acquisition's option, the Merger may be structured so that (i) the Company is merged with and into Parent, Acquisition or any other direct or indirect subsidiary of Parent or (ii) any direct or indirect subsidiary of Parent is merged with and into the Company. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

         SECTION 2.2 EFFECTIVE TIME; CLOSING.

         As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall file articles of merger or certificates of merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Delaware and make all other filings or recordings required by Georgia Law and Delaware Law in connection with the Merger. The Merger shall become effective at such time as articles of merger or a certificate of merger are duly filed with the Secretary of State of the State of Georgia (the "GEORGIA FILING") and articles of merger or a certificate of ownership and merger are duly filed with the Secretary of State of the State of Delaware (the "DELAWARE FILING") or at such later time as is specified in the Georgia Filing and the Delaware Filing (the "EFFECTIVE TIME"). Prior to such filing, a closing (the "CLOSING") shall be held at the offices of Hunton & Williams, 600 Peachtree Street, N.E., NationsBank Plaza, Suite 4100, Atlanta, Georgia 30308, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in
Article VII.

         SECTION 2.3 EFFECTS OF THE MERGER; SUBSEQUENT ACTIONS.


                  (a) The Merger shall have the effects set forth in Georgia Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

                  (b) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Acquisition acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

         SECTION 2.4 ARTICLES OF INCORPORATION; BYLAWS.

                  (a) The Articles of Incorporation (the "ARTICLES OF INCORPORATION") of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

                  (b) The Bylaws of the Company (the "BYLAWS") in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 2.5 DIRECTORS.

         The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

         SECTION 2.6 OFFICERS.

         The officers of the Company at the Effective Time, and any additional individuals designated by Parent, shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

         SECTION 2.7 CONVERSION OF SECURITIES.

         At the Effective Time, by virtue of the Merger and without any action on the part of Ultimate Parent, Parent, Acquisition, the Company or the holder of any of the following securities:

                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.8(b) and Dissenting Shares (as defined in Section 3.1)) shall by virtue of the Merger and without any action on the part of the holder thereof be canceled and extinguished and be converted into the right to receive an amount in cash equal to the Per Share Amount (the "MERGER CONSIDERATION").

                  (b) Each Share issued and outstanding immediately prior to the Effective Time and owned by Ultimate Parent, Parent or Acquisition or any direct or indirect subsidiary of Parent or Acquisition, or which is held in the treasury of the Company or any of its Subsidiaries, shall be canceled and retired and no payment of any consideration shall be made with respect thereto.

                  (c) Each share of common stock, par value $0.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         SECTION 2.8 STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN.

                  (a) Immediately prior to the Effective Time, the Company shall cause each Option to purchase Shares ("1994 OPTIONS") under the TechForce Corporation 1994 Incentive Stock Option Plan (the "1994 PLAN") that is outstanding but unvested to become fully vested and exercisable pursuant to the last sentence of Section 14 of the 1994 Plan. At the time of commencement of the Offer, the Company shall provide an option election form to all holders of 1994 Options substantially in the form of ANNEX C hereto. As contemplated by Annex C and in accordance with Section 14 of the Plan, each holder of a 1994 Option shall be permitted to exercise such 1994 Option, with such exercise to be effective no later than immediately prior to the Effective Time. The Company shall take all actions necessary under the 1994 Plan to cause all 1994 Options which have not been exercised prior to the Effective Time to terminate as of the Effective Time without any payment thereon.

                  (b) Immediately prior to the Effective Time, each outstanding Option to purchase Shares ("1995 OPTIONS") under the TechForce Corporation 1995 Stock Incentive Plan (the "1995 PLAN"), whether or not then vested and exercisable, shall be canceled by the Company pursuant to Section 3.1(d) of the 1995 Plan, upon which cancellation each holder of a 1995 Option shall be entitled to receive from the Company in consideration for the cancellation of such 1995 Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of Shares previously subject to such 1995 Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share pursuant to such 1995 Option.

                  (c) It is understood and agreed that the Surviving Corporation shall not issue any substitute Options as contemplated by Section 7 of the Terms and Conditions to the Non-Qualified Stock Option Awards under the TechForce Corporation 1995 Outside Directors Stock Option Plan (the "DIRECTOR PLAN"). Accordingly, immediately prior to the Effective Time, each outstanding Option to purchase Shares ("DIRECTOR OPTIONS") issued pursuant to the Director Plan, whether or not then vested and exercisable, shall terminate in accordance with such Section 7, upon which termination each holder of a Director Option shall be entitled to receive from the Company in consideration for the cancellation of such Director Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of Shares previously subject to such Director Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share pursuant to such Director Option.

                  (d) The Company shall cause the TechForce Corporation Amended and Restated Employee Stock Purchase Plan (the "ESPP") to be suspended (and inoperative) as of the date hereof until the Effective Time or the date this Agreement is terminated, whichever occurs first, as set forth herein. Pursuant to Section 11(b) of the ESPP, each participant in the ESPP shall be entitled to receive after the Closing an amount in cash equal to the net amount which such participant would have received if the total amount of payroll deductions accumulated in such participant's account under the ESPP up to the date of termination had been used to exercise the option to purchase Shares under the ESPP on such date and the Shares so purchased had been sold to the Company at the Per Share Amount.

         SECTION 2.9 STOCKHOLDERS' MEETING.

         If approval by the Company's stockholders is required by applicable law to consummate the Merger, the Company, acting through the Board, shall in accordance with applicable law as soon as practicable following the consummation of the Offer:

                           (i) establish and give any required notice of a record date for the taking of action by written consent or duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "STOCKHOLDERS' MEETING") for the purpose of considering and taking action upon this Agreement and the Merger;

                           (ii) include in the Proxy Statement (as defined in Section 4.7) the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby including, without limitation, the Merger; and

                           (iii) use its best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the consummation of the Offer and (B) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

         At such meeting, Parent and Acquisition will vote or cause to be voted all Shares beneficially owned by them in favor of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

         SECTION 2.10 APPOINTMENT OF DIRECTORS.

         Promptly after the Tender Closing through the consummation of the Stockholders' Meeting, Parent shall have the right to appoint to the Company's Board of Directors a number of directors so that the number of such appointed directors reflects (as closely as practicable) the percentage of the Company's outstanding common stock owned by Acquisition immediately after the Tender Closing, PROVIDED, THAT such appointment of directors shall comply in all respects with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and Regulation 14f-1 thereunder.

                                   ARTICLE III

                      DISSENTING SHARES; EXCHANGE OF SHARES

         SECTION 3.1 DISSENTING SHARES.

         Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Georgia Law ("DISSENTING SHARES") shall not be converted into a right to receive the Per Share Amount unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Per Share Amount without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.
Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 3.2 EXCHANGE OF CERTIFICATES.

                  (a) From and after the Effective Time, American Stock Transfer & Trust Co., or such other bank or trust company as the Surviving Corporation and Parent shall mutually determine, (the "Depositary") shall act as Depositary in effecting the payment of the Merger Consideration upon surrender of certificates (the "CERTIFICATES") that, prior to the Effective Time, represented Shares. Upon the surrender of each such Certificate formerly representing Shares, the Depositary shall pay the holder of such Certificate the Per Share Amount multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares or Shares held by Parent, Acquisition or the Company, or any direct or indirect Subsidiary thereof) shall represent solely the right to receive the Per Share Amount. No interest shall be paid or accrue on the Per Share Amount. If the Per Share Amount (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Depositary any transfer or other taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Depositary that such tax has been paid or is not applicable.

                  (b) When and as needed, Parent or the Surviving Corporation shall deposit, or cause to be deposited, in trust with the Depositary the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.7(a).

                  (c) The Merger Consideration shall be invested for the benefit of Parent by the Depositary, as directed by Parent, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets.

                  (d) Promptly following the date which is six months after the Effective Time, Parent shall cause the Depositary to deliver to the Surviving Corporation all cash and documents in its possession relating to the transactions described in this Agreement, and the Depositary's duties (which shall be defined in a "Paying Agency Agreement" to be entered into between Parent, Acquisition and Depositary) shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. After such termination of the Depositary's duties under the Paying Agency Agreement, Parent shall assure that the Surviving Corporation has sufficient funds to pay the Merger Consideration when and as needed and shall cause the Surviving Corporation to pay the Merger Consideration to holders of Certificates formerly representing Shares upon the proper surrender of such Certificates for payment.

                  (e) Promptly after the Effective Time and in connection with the Merger, Parent shall cause the Depositary to mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Per Share Amount in exchange therefor.

                  (f) After the close of business on the day prior to the date of the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Depositary, they shall be canceled and exchanged for the Per Share Amount, as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as described in the Disclosure Schedules accompanying this Agreement, the Company represents and warrants to Ultimate Parent, Parent and Acquisition as follows:

         SECTION 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) Each of the Company and, except for TechForce U.K. Limited, its Subsidiaries (as hereinafter defined) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. TechForce U.K. Limited is a limited liability company duly incorporated and validly existing under the laws of England. Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) Except as described in Schedule 4.1(b), each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction (including any foreign country) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, results of operations, prospects or financial condition of the Company and its Subsidiaries, taken as a whole (a "MATERIAL ADVERSE EFFECT").

                  (c) The Company has heretofore furnished to Parent complete and correct copies of the Company's Articles of Incorporation and Bylaws and the equivalent organizational documents of each of its Subsidiaries, each as amended to the date hereof. Such Articles of Incorporation, Bylaws and equivalent organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws and no Subsidiary of the Company is in violation of any of the provisions of such Subsidiary's equivalent organizational documents.

                  (d) Schedule 4.1(d) is a complete and correct list of all entities in which the Company owns, directly or indirectly, any equity or voting interest (each, a "Subsidiary" and, collectively, the "Subsidiaries"), which list sets forth (i) the amount of capital stock of or other equity interests in such entities so owned, directly or indirectly, (ii) the total amount of authorized capital stock of or other equity interests in such entities, (iii) the jurisdiction of incorporation of each such entity and the jurisdiction(s) in which each such entity is qualified or otherwise licensed to do business, and
(iv) the duly elected directors and officers of such entities.

         SECTION 4.2 CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

         The authorized capital stock of the Company consists of 30,000,000 shares of common stock and 4,259,350 shares of preferred stock of which, as of June 28, 1999, 8,280,765 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. All outstanding shares of capital stock of the Company have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of June 28, 1999, Options (as hereinafter defined) to purchase an aggregate of 1,242,960 Shares were outstanding and the weighted average exercise price of such Options was $6.25 per Share, PROVIDED, that an aggregate of 3,606 additional shares of the Company's common stock may be issued in connection with the ESPP prior to the Effective Time. Except as set forth above, there are outstanding (i) no shares of capital stock or other securities of the Company,
(ii) no securities of the Company convertible into or exchangeable for shares of capital stock or securities of the Company, (iii) no options, subscriptions, warrants, convertible securities, calls or other rights to acquire from the Company, and no obligation of the Company to issue, deliver or sell any capital stock, securities or securities convertible into or exchangeable for capital stock or securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than the Company's obligations hereunder with respect to the 1994 Options, 1995 Options and Director Options as contemplated by Section 2.8(a), (b) and (c), respectively, and the Company's obligations under the ESPP as contemplated by Section 2.8(d). Except as set forth on Schedule 4.2 each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is directly or indirectly owned by the Company, free and clear of all security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever (collectively, "LIENS"). The Company is directly or indirectly the record (or legal and registered) and beneficial owner of all of the outstanding shares of capital stock of each of such entities as set forth on
Schedule 4.1(d), there are no proxies with respect to such shares, and no equity securities of any of such entities are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such entity, and there are no contracts, commitments, understandings or arrangements by which any such entity is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares.

         SECTION 4.3 AUTHORITY.

         The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to Article VII with respect to the Merger, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding Shares if and to the extent required by applicable law and the filing of the appropriate merger documents as required by Georgia Law and Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

         SECTION 4.4 NON-CONTRAVENTION; REQUIRED FILINGS AND CONSENTS.

                  (a) Except as set forth on Schedule 4.4, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not (i) contravene or conflict with the Articles of Incorporation or Bylaws of the Company or the equivalent organizational documents of any of its Subsidiaries; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (b) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, any of its Subsidiaries or any of their respective assets; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, or allow the acceleration of the performance of, any obligation of the Company or any of its Subsidiaries under, any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) require no action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic, foreign or supranational) other than (i) the filing of the Georgia Filing in accordance with Georgia Law and the Delaware Filing in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"); (iii) compliance with any applicable requirements of the Exchange Act (including, without limitation, the proxy and tender rules) and state securities, takeover and Blue Sky laws and the requirements of the Nasdaq Stock Market; and (iv) such actions or filings which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect or materially interfere with the consummation of the Offer or the Merger.

         SECTION 4.5 SEC REPORTS.

                  (a) The Company has filed all required forms, reports and documents required to be filed by it with the Commission since December 14, 1995 (collectively, the "SEC REPORTS"), each of which, as amended prior to the date hereof, has complied in all material respects with applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act. As of their respective dates, none of the SEC Reports, as amended prior to the date hereof, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports present fairly in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Company has heretofore provided complete and correct copies of each of the SEC Reports to Parent.

                  (b) Except as reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 1998, the Company and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since December 31, 1998 which would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 4.6 ABSENCE OF CERTAIN CHANGES; DERIVATIVES.

                  (a) Since December 31, 1998, except as specifically disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) taken any of the actions set forth in Section 6.1 except as permitted thereunder or (ii) entered into any transaction, or conducted its business or operations other than in the ordinary course of business consistent with past practice. Since December 31, 1998, except as specifically disclosed in the SEC Reports filed prior to the date of this Agreement, there has not been any event or circumstances that has resulted in a Material Adverse Effect.

         (b) Neither the Company nor any of its Subsidiaries is a party or subject to or bound by any future, forward, swap, option or swap contract, or any other financial instrument with similar characteristics or generally characterized as a "derivative" security.

         SECTION 4.7 SCHEDULE 14D-9; OFFER DOCUMENTS; PROXY STATEMENT.

         Neither the Schedule 14D-9, nor any of the information provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Offer Documents shall, on the date hereof and on the respective dates the Schedule 14D-9, the Offer Documents or any supplements or amendments thereto are filed with the Commission or on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy or information statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto (the "PROXY STATEMENT"), shall not, at the time filed with the Commission, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty of any kind with respect to any information provided by Parent, Acquisition and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Schedule 14D-9 or the Proxy Statement. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         SECTION 4.8 FINDER'S FEE.

         No broker, finder, investment banker or other intermediary other than Deutsche Bank and Bertil Nordin (the material terms of the Nordin obligation being described on Schedule 4.8) is entitled to any brokerage, finder's, financial advisory or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Deutsche Bank pursuant to which Deutsche Bank would be entitled to any payment relating to the transactions contemplated hereby.

         SECTION 4.9 ABSENCE OF LITIGATION.

         Except as specifically disclosed on Schedule 4.9, there is no action, suit, claim, investigation or proceeding, to the best knowledge of the Company, filed or, to the knowledge of the Company, pending against the Company or any of its Subsidiaries, or to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective assets before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official (collectively, "LITIGATION"). No such Litigation (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the Offer or the Merger or any of the other transactions contemplated hereby; or (iii) alleges criminal action or inaction by the Company or any of its officers or directors in their capacities as such. Neither the Company nor any of its Subsidiaries nor any of their respective assets is subject to any order, writ, judgment, injunction, decree, determination or award ordering payment of damages in excess of $100,000 (including unquantified damages) or any injunctive or other equitable relief or having, or which would reasonably be expected to have, a Material Adverse Effect or which would prevent or materially delay the consummation of the transactions contemplated hereby.

         SECTION 4.10 TAXES. Except as set forth on Schedule 4.10:

                  (a) All material federal, state, local, foreign and other tax returns, reports, information returns and statements of the Company and each of its Subsidiaries (including any consolidated tax returns that include the income or loss of the Company or any of its Subsidiaries) ("TAX RETURNS") required by law to be filed or sent have been duly filed or sent, and such returns, reports and statements are true, complete and correct in all material respects. All material federal, state, local, foreign and other taxes, duties, levies, assessments, fees and other governmental charges, including, without limitation, income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, "TAXES" and individually a "TAX") imposed upon the Company or any of its Subsidiaries or any of the assets or income of the Company or any of its Subsidiaries which are due and payable or claimed by any taxing authority to be due and payable have been fully paid or adequately reserved for, or adequate provision has been made therefor, other than Taxes being contested in good faith by the Company or any of its Subsidiaries concerning an aggregate amount which is not material to the business of the Company or such of its Subsidiaries and which have been adequately reserved for. The most recent financial statements contained in the SEC Reports reflect an adequate tax reserve in accordance with generally accepted accounting principles. The Company and its Subsidiaries have made all required current estimated payments of Taxes sufficient to avoid any material underpayment penalties.

                  (b) (i) There are no Tax claims pending against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries knows of any threatened claim for Tax deficiencies or any basis for such claims,
(ii) there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, (iii) there are no Tax Returns for the Company or any of its Subsidiaries have been or are currently being examined by any taxing authority and the Company has not received any notice that any such examination is contemplated, (iv) there are not now in force any waivers or agreements by the Company or any of its Subsidiaries for the extension of time for the assessment or collection of any Tax or the filing of any Tax Return, nor has any such waiver or agreement been requested by the Internal Revenue Service or any other taxing authority, (v) the statute of limitations with respect to any year or period to and including the fiscal year ended 1994 has expired, and (vi) neither the Company nor any of its Subsidiaries is or has been a party to any Tax sharing agreement with any person other than the Company and its Subsidiaries; which (as to (i) through (iv) above) would reasonably be expected to have a Material Adverse Effect.

                  (c) The Company and all of its Subsidiaries have paid or are withholding and will pay when due to the proper taxing authorities all material withholding amounts required to be withheld with respect to all Taxes, including without limitation sales and use Taxes and Taxes on income or benefits and taxes for unemployment, social security or other similar programs with respect to salary and other compensation of directors, officers and employees of the Company and its Subsidiaries. The Company and each Subsidiary has undertaken in good faith to classify appropriately all service providers as either employees or independent contractors for all Tax purposes. Neither the Company nor any of its Subsidiaries has made any material payment or is a party to any agreement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated herein, could obligate it to make any material payment that will not be deductible under
Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or require withholding under Section 4999 of the Code.

                  (d) Neither the Company nor any Subsidiary (i) has made a transfer of intangible property with respect to which Section 367(d) or 482 of the Code will require the recognition of additional income for any period (or portion thereof) after the date hereof; (ii) has owned stock in a "passive foreign investment company" within the meaning of Section 1296(a) of the Code; or an agreement with a governmental authority related to Taxes, that would have any continuing effect after the Effective Time.

                  (e) Except for taxes due and payable in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liability for any material federal, state, local, foreign or other Taxes of any corporation or entity (excluding natural persons) other than the Company and its Subsidiaries, including, without limitation any liability arising from the application of U.S. Treasury Regulationss. 1.1502-6 or any analogous provision of state, local or foreign law.

                  (f) The Company has delivered or made available to Parent correct and complete copies of all Tax Returns, audit reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 1995.

                  (g) The Company is not, nor has it ever been, a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

                  (h) Schedule 4.10(h) sets forth as of the date of this
Agreement: (i) a complete schedule of the tax and book bases of the Company and each of its Subsidiaries in its respective assets; (ii) a complete listing of the amount of any net operating loss (as well as jurisdiction and expiration dates), net capital loss, unused investment or other credits, unused foreign tax credits, or excess charitable contributions allocable to the Company or any of its Subsidiaries and any current limitation or restriction as to the utilization thereof; (iii) a complete listing of the amount of any deferred gain or loss allocable to the Company or any of its Subsidiaries; and (iv) all current material elections with respect to Taxes by or affecting the Company or any subsidiary. The Company has not agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

         SECTION 4.11 EMPLOYEE BENEFITS.

                  (a) Schedule 4.11(a) contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life, disability or other insurance, supplemental unemployment benefits, fringe benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, each material employment agreement and each other material employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company, or by any Subsidiary of the Company or by any trade or business, whether or not incorporated (any such Subsidiary, trade or business an "ERISA AFFILIATE"), that together with the Company would be deemed in a "controlled group" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or with respect to which the Company or any ERISA Affiliate has any liability or contingent liability (collectively, the "PLANS" and, individually, a "PLAN"), whether or not any such Plan is subject to ERISA.
Schedule 4.11 (a) identifies each of the Plans that is an "employee benefit plan" as that term is defined in section 3(3) of ERISA (the "ERISA PLANS").

                  (b) The Company has heretofore delivered to Parent true and complete copies of each of the Plans, all summary plan descriptions, a description of any Plan that has not been reduced to writing and all material contracts relating to any Plan, or to the funding thereof, including, without limitation, all material trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record keeping agreements, each as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the Plan's financial statements, and Internal Revenue Service determination letter with respect to each Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Plan has been supplied to the Parent, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

                  (c) None of the Plans is subject to title IV of ERISA and none of the Plans is a Multiemployer Plan (as defined in section 3(37) of ERISA) or a Multiple Employer Plan within the meaning of Section 413(e) of the Code.

                  (d) With respect to any Plan subject to ERISA, neither the Company nor any ERISA Affiliate, nor any Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (as defined in section 406 of ERISA or section 4975 of the Code) with respect to any such Plan nor have there been any other prohibited transactions with respect to any such Plans.

                  (e) Each Plan complies and has been operated and administered in form and operation in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, and no event has occurred which will or could cause any Plan to fail to materially comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance.

                  (f) Except as set forth on Schedule 4.11(f), each Plan which is an "employee pension benefit plan" (as defined in section 3(2) of ERISA) materially complies in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the Code; there have been no amendments to any such Plan which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service; and no event has occurred which will or could give rise to disqualification of any such Plan under such sections or to a tax under section 511 of the Code. No Plan is funded by a "voluntary employees beneficiary association" (within the meaning of section 501
(c)(9) of the Code).

                  (g) Each Plan which is a "group health plan" (within the meaning of Section 4980B of the Code) has been administered in compliance with the coverage requirements contained in the Consolidated Budget Reconciliation Act of 1985 and as provided under Section 4908B of the Code and any rules and regulations issued or proposed under the Code.

                  (h) None of the assets of any Plan are invested in employer securities or employer real property.

                  (i) There have been no acts or omissions by the Company or any ERISA Affiliate which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any ERISA Affiliate may be liable.

                  (j) Actuarially adequate accruals for all obligations under the Plans are reflected in the financial statements of the Company.

                  (k) Each Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

                  (l) The Company has the right to amend or terminate any Plan.

                  (m) Except as set forth on Schedule 4.11(m), no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, or (ii) death benefits or retirement benefits under any employee pension benefit plan).

                  (n) Except as provided in Schedule 4.11(n), the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event presently contemplated by the Company) (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee or officer.

                  (o) There are no pending (or, to the knowledge of the Company, threatened or anticipated) material claims by, on behalf of, or against any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

         SECTION 4.12 COMPLIANCE.

         Neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of (i) any law, rule, statute, order, ordinance or regulation, of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations or the conduct thereof by the Company and its Subsidiaries or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective assets are bound or affected, which, individually or in the aggregate, would result or reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provision of the Foreign Corrupt Practices Act, the Trading with the Enemy Act or the Anti-Economic Discrimination Act. The Company and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for any permits, licenses, franchises, the absence of which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 4.13 ENVIRONMENTAL MATTERS.

                  (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except for any noncompliance that individually or in the aggregate would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that might prevent or interfere with such compliance.

                  (b) There is no Environmental Claim (as defined below) pending or to the knowledge of the Company threatened against the Company or any of its Subsidiaries, or to the knowledge of the Company against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, which individually or in the aggregate would have a Material Adverse Effect.

                  (c) There are no past or present actions, activities, circumstances, conditions, events or incidents (including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Material (as defined below)) which would form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or, to the knowledge of the Company against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, which individually or in the aggregate would have a Material Adverse Effect.

                  (d) Except in compliance with the Environmental Laws and as would not give rise to any material liability or obligation to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company no other person has, Released (as defined below), placed, stored, buried or dumped Hazardous Materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property owned, operated or leased or formerly owned, operated or leased by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice that it is a potentially responsible party for the Cleanup (as defined below) of any property, whether or not owned or operated by the Company or any of its Subsidiaries, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

                  (e) The Company and its Subsidiaries have delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any of its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to the property now or previously owned or leased by the Company or any of its Subsidiaries or regarding the Company's and its Subsidiaries' compliance with applicable Environmental Laws.

                  (f) No transfers of permits or other governmental authorizations under Environmental Laws, and no additional permits or other governmental authorizations under Environmental Laws, will be required to permit the Company and its Subsidiaries or the Surviving Corporation and its subsidiaries, as the case may be, to be in full compliance with all applicable Environmental Laws immediately after the Effective Time. To the extent that such transfers or additional permits and other governmental authorizations are required, the Company and its Subsidiaries agree to effect such transfers and obtain such permits and other governmental authorizations prior to the consummation of the Offer.

                  (g) The following terms as used in this Section shall have the following meanings:

         "CLEANUP" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial investigations or post-remedial monitoring; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

         "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or written notice by any person alleging actual or potential liability or obligation (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations, as now or previously in effect, relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

         "HAZARDOUS MATERIALS" means hazardous substances, toxic or extremely toxic substances, oils, pollutants or contaminants or any substances identified in or regulated under Environmental Laws as potentially harmful to human health, natural resources or the environment.

         "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, ground water land surface or subsurface strata) or into or out of any property, including without limitation the movement of Hazardous Materials through or in air, soil, surface water, groundwater or property.

         SECTION 4.14 INTELLECTUAL PROPERTY.

                  (a) The Intellectual Property Rights (as defined below) comprise all of the intellectual property rights necessary for or used in the operation of the business of the Company and its Subsidiaries as currently conducted or as currently proposed by the Company to be conducted (assuming the transactions contemplated by this Agreement are not consummated). Schedule 4.14 sets forth a true, correct and complete list of all: (i) patented or registered Intellectual Property Rights and pending patent applications or other applications for registrations of the Intellectual Property Rights owned or filed by or on behalf of the Company or any of its Subsidiaries; (ii) all registered trademarks and service marks owned by the Company or any of its Subsidiaries; (iii) all registered copyrights owned by the Company or any of its Subsidiaries and material to the financial condition, operating results, assets, operations or business prospects of the Company or any of its Subsidiaries; and
(iv) all licenses or similar agreements or arrangements relating to the Intellectual Property Rights to which the Company or any Subsidiary of the Company is a party, either (A) as licensee and that require payments aggregating more than $5,000 in any 12-month period, or (B) as a licensor and that require payments aggregating more than $50,000 in any 12-month period.

                  (b) Except as set forth in Schedule 4.14 (i) the Company and its Subsidiaries own and possess all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property Rights necessary for the operation of the business of the Company and its Subsidiaries as currently conducted or as currently proposed by the Company to be conducted (assuming the transactions contemplated by this Agreement are not consummated) free and clear of all Liens; (ii) no written claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights is currently outstanding or is threatened, and, to the knowledge of the Company, there are no grounds for the same; (iii) no loss or expiration of any material Intellectual Property Right or related group of material Intellectual Property Rights is pending or, to the knowledge of the Company, threatened; (iv) neither the Company nor any of its Subsidiaries has received any written notice of, or has any knowledge of any facts which indicate a likelihood of, any currently existing or otherwise unresolved infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights (including, without limitation, any demand or request that the Company or any of its Subsidiaries license any rights from a third party); and (v) to the Company's knowledge neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise conflicted with any intellectual property rights or other similar rights of any third parties, other than any of the foregoing which may have occurred in the past and have been fully and finally resolved prior to the date of this Agreement and neither the Company nor its Subsidiaries has any knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company and its Subsidiaries as currently conducted or as currently proposed by the Company to be conducted (assuming the transaction contemplated by this Agreement are not consummated).

                  (c) The transactions contemplated hereby (including the Offer and the Merger) will have no adverse effect on the right, title and interest of the Company and its Subsidiaries in and to any material Intellectual Property Rights or the validity and enforceability thereof. All material

Intellectual Property Rights owned by the Company will be the property of the Surviving Corporation as a result of the Merger.

                  (d) Except as set forth on Schedule 4.14, no copy of software owned by the Company is subject to or held in escrow or is in any third party's possession, other than the object code version in accordance with the licenses listed on Schedule 4.14 hereto and other than for software tools distributed by the Company to its customers in the ordinary course of business.

                  (e) For purposes of this Agreement, "INTELLECTUAL PROPERTY RIGHTS" means all of the following owned by, issued to or licensed to the Company or any of its Subsidiaries, along with all income, royalties, damages and payments due or payable to the Company or any of its Subsidiaries at the Effective Time or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that are secured by the Company or any of its Subsidiaries throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice and including, without limitation, all inventions of employees of the Company or any of its Subsidiaries) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; trademarks, service marks, trade dress, logos, trade names and corporate names, together with all goodwill associated therewith (including, without limitation, the use of the current corporate name and trade names(s) listed on Schedule 4.14 and all translations, adaptations, derivative works and combinations of the foregoing); copyrights and copyrightable works; Internet domain names; mask works; and registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information; computer software (in object code and source code form and including, without limitation, data, related data bases and documentation, including all works in progress relating to corrections, modifications or enhancements thereto as well as all current and prior (but only to the extent still maintained) versions of such software); other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 4.14.

         SECTION 4.15 SIGNIFICANT AGREEMENTS.

         Schedule 4.15 includes a complete and correct list of all contracts, agreements, indentures, leases, mortgages, licenses, plans, arrangements, understandings, commitments (whether oral or written) and instruments to which the Company or any of its Subsidiaries is a party (collectively, "CONTRACTS") that are material to the Company and its Subsidiaries individually or in the aggregate. Without limiting the generality of the foregoing, Schedule 4.15 lists the following: (i) each Contract filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (ii) any Contract calling for any payment by or to the Company of $100,000 or more or payments in any twelve-month period aggregating $150,000 or more, (iii) any Contract relating to material Intellectual Property Rights, (iv) any Contract purporting to restrict or prohibit the Company or any affiliate or Subsidiary of the Company from engaging or competing in any business or engaging or competing in any business in any geographic area, and (v) any Contract between the Company or any of its Subsidiaries, on the one hand, and any officer or director of the Company or any person who, to the knowledge of the Company is the beneficial owner of more than 25,000 Shares on the other hand (the Contracts listed in Schedule 4.15, collectively, the "SIGNIFICANT AGREEMENTS"). The Company has heretofore furnished to Parent complete and correct copies of the Significant Agreements, each as amended or modified to the date hereof (including any waivers with respect thereto). Since December 31, 1998, there have been no transactions between the Company or any of its Subsidiaries, on the one hand, and the other parties to the Significant Agreements or any of their respective affiliates, on the other hand, other than transactions in the ordinary course of business consistent with past practice pursuant to and in accordance with the terms of the Significant Agreements. Each of the Significant Agreements is in full force and effect and enforceable in accordance with its terms, except to the extent such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (y) general principals of equity regardless of whether determined in equity or at law. Neither the Company nor any of its Subsidiaries has received any notice (written or, to the knowledge of the Company, oral) of cancellation or termination of any of the Significant Agreements. No Significant Agreement is the subject of, or, to the knowledge of the Company, has been threatened to be made the subject of, any arbitration, suit or other legal proceeding. With respect to any Significant Agreement which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Significant Agreement is exercised, neither the Company nor any of its Subsidiaries has received any notice (written or, to the knowledge of the Company, oral), that any such Significant Agreement will not be so renewed or that any such extension option will not be exercised. There exists no event of default or occurrence, condition or act on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of any of the other parties to the Significant Agreements which constitutes or would constitute (with notice or lapse of time or both) a material breach of or material default under any of the Significant Agreements.

         SECTION 4.16 INSURANCE.

         Schedule 4.16 sets forth a complete and correct list of all insurance policies (including a brief summary of the nature and terms thereof and any amounts paid or payable to the Company or any of its Subsidiaries thereunder) providing material coverage in favor of the Company or any of its Subsidiaries or any of their respective assets. Each such policy is in full force and effect, no notice (written or, to the knowledge of the Company, oral) of termination, cancellation, reduction of coverage or reservation of rights or notice of intention to terminate, cancel, reduce coverage or reserve rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The coverage provided by such policies is appropriate and reasonable in scope and amount, in light of the risks attendant to the business and activities of the Company and its Subsidiaries and all premiums due on such policies have been paid in full.

         SECTION 4.17 TITLE TO AND CONDITION OF PROPERTIES; LEASES.

         (a) Each of the Company and its Subsidiaries (i) except as set forth on
Schedule 4.17, has good and marketable title to all of the properties and assets reflected on the Company's December 31, 1998 audited consolidated balance sheet contained in the Company's Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC (the "Balance Sheet") as being owned by the Company or its Subsidiaries, except for any property or asset sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practice.

         (b) The Company does not own any real property. Schedule 4.17 sets forth a complete list of all material real property and material personal property leases of the Company and its Subsidiaries. All such leases are valid, binding and enforceable against the Company and its Subsidiaries (and, to the knowledge of the Company, against each other party thereto) in accordance with their respective terms (except to the extent such enforceability may be limited by (i) bankruptcy, insolvency reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principals of equity regardless of whether determined in equity or at law), and there does not exist, under any lease of real property or personal property, any material default or any event which, with notice or lapse of time or both, would constitute a material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto.

         (c) The Company or the relevant Subsidiary or Subsidiaries has valid, effective, enforceable and continuing leasehold rights in all property leased by it under such leases, free and clear of all encumbrances, except (i) statutory liens securing payments not yet due and (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties. The assets and properties of the Company and its Subsidiaries are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put, all of which are lawful.

         (d) Except for the "discounted loan transactions" described on Schedule 4.15, the Company is not a party to any executory contract to sell or transfer any part of any leasehold interest of the Company. True and accurate copies of all leases, and of all amendments, supplements, extensions and modifications thereof, have been delivered to Acquisition or Parent by the Company.

         SECTION 4.18 LABOR MATTERS.

         (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and the Company has no knowledge of any activities or proceedings of any labor union to organize any of their respective employees. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries.

         (b) Except as disclosed on Schedule 4.18, there are no complaints, charges or claims against the Company pending or, to the Company's knowledge, threatened to be brought or filed with any Governmental Body based on, arising out of, in connection with, or otherwise relating to, the employment or termination of employment of any Company Employee (as defined below) by the Company.

         (c) The Company is in material compliance with the provisions of the Occupational Safety and Health Act and Workers Adjustment and Retraining Notification Act ("WARN"), and with respect to the Company Employees, all other federal, state and local laws, regulations and orders relating to wages, hours, collective bargaining, discrimination, harassment, civil rights, safety and health and workers' compensation.

         (d) Schedule 4.18(d) sets forth a list containing the name, position and date of employment of each employee recorded on the Company's payroll records as of June 9, 1999 (a "COMPANY EMPLOYEE"). A list setting forth each Company Employee's current base salary or wage rate, including without limitation commission or bonus or incentive compensation schedule, has been delivered to the Parent by the Company.

         (e) Neither the Company nor any of its Subsidiaries is a party to any severance contract, salary continuation agreement or change of control agreement or other similar contract or any other contract providing for the payment of severance or benefits to any current or former Company Employee upon termination or a change of control, other than those set forth in Schedule 4.11(a), Schedule 4.11(m) and Schedule 4.11(n) and other than the agreements executed by or policies provided to employees generally, copies of which have been delivered to the Parent and Acquisition.

         SECTION 4.19 VOTING REQUIREMENTS.

         The affirmative vote of a majority of the outstanding Shares approving and adopting this Agreement and the Merger is the only vote of the holders of any class or series of Company Securities necessary to approve this Agreement and the transactions contemplated by this Agreement, including, without limitation, the Merger. Assuming the satisfaction of the Minimum Condition, upon the purchase of Shares pursuant to the Offer, Acquisition will own Shares having sufficient voting power to approve the Merger without the vote of any other holder of voting securities of the Company.

         SECTION 4.20 STATE TAKEOVER LAWS; NO ANTI-TAKEOVER MEASURES.

         The provisions of Section 14-2-1111 and Section 14-2-1132 of Georgia Law are not applicable to the Company or the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, by reason of the provisions of Section 14-2-1113 and Section 14-2-1133, respectively, of Georgia Law. The Company has taken all steps necessary irrevocably to exempt the Merger and the other transactions contemplated by this Agreement from any applicable provisions of Georgia Law, the Company's Articles of Incorporation and the Company's Bylaws which would have the effect of (i) prohibiting or materially restricting the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby; (ii) invalidating or voiding this Agreement or any provision hereof; or (iii) delaying, preventing or materially reducing the expected benefits to Parent or Acquisition of the transactions contemplated by this Agreement. The Company has not issued or adopted, and is not subject to, any shareholder rights plan or agreement, "poison pill" or any similar security, plan or agreement.

         SECTION 4.21 CODES AND POLICIES.

         The Company has heretofore furnished Parent with true and correct copies of all material corporate codes of conduct, policy manuals or other materials setting forth the Company's or any of its Subsidiaries' policies, procedures or standards of general applicability relating to employment or operations.

         SECTION 4.22 YEAR 2000 COMPLIANCE.

         The Company implemented its Y2K readiness assessment project in 1998. A full-time consultant was retained to manage the project under the general supervision of senior management of the Company. The project included assessment of the various areas of the Company's business to identify areas of possible concern. Project plans were developed and implemented to test compliance in suspect areas and to provide for remediation of identified problems, and such plans were provided by the Company to Parent. The Company's program and status of its activities have been reviewed by its Board of Directors. The Company's descriptions and disclosures in its Exchange Act reports under the heading "Year 2000" (and in its Y2K program information on its web site) accurately disclose and reflect the Company's Year 2000 analysis, remediation and contingency plans and activities. The Company has reviewed with representatives of Parent and Acquisition the Company's Year 2000 third party communications program and the results of the Company's Year 2000 third party communications program to date in that regard. As a result of the third party communications program and the Company's related Year 2000 remediation initiatives, the Company is not presently aware of any Year 2000 compliance concerns which would result in a Material Adverse Effect.

         SECTION 4.23 U.K. OPERATIONS. Except as set forth on Schedule 4.23, neither the Company nor any of its Subsidiaries (a) has any obligation under any Contract associated with the business conducted (whether directly or indirectly) in the United Kingdom that is not terminable upon less than 90 days' notice or
(b) would be subject to any termination, severance or other similar obligation respecting any employee in the United Kingdom upon the cessation of such employee's employment or a substantial diminution in such employee's compensation or responsibilities.

         SECTION 4.24 OPINION OF FINANCIAL ADVISOR. Deutsche Bank has delivered to the Board its written opinion dated June 28, 1999 to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

         SECTION 4.25 EMPLOYMENT AND LABOR CONTRACTS. Neither the Company nor any of its Subsidiaries is a party to any employment contract or other similar contract or any other contract for the provision of management or consulting services to the Company or any of its Subsidiaries with any past or present officer, director, employee or, to the best of the Company's knowledge, any entity affiliated with any past or present officer, director or employee, other than those set forth in Schedule 4.25 and other than the agreements executed by employees generally, the forms of which have been delivered to Parent and Acquisition.

         SECTION 4.26 DISCLOSURE. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by the Company in this Article IV by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Material Adverse Effect. The information contained in the Disclosure Schedules to this Agreement (and any updated Disclosure Schedule) as it relates to the representations and warranties made by the Company in this Article IV does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the information or statements contained or referenced therein not misleading.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                     ULTIMATE PARENT, PARENT AND ACQUISITION

         Each of Ultimate Parent, Parent and Acquisition represents and warrants to the Company as follows:

         SECTION 5.1 ORGANIZATION.

         Each of Ultimate Parent, Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state or country of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on Ultimate Parent's, Parent's or Acquisition's ability to consummate the transactions contemplated by this Agreement.

         SECTION 5.2 AUTHORITY.

         Each of Ultimate Parent, Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and, subject to Article VII with respect to the Merger, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Ultimate Parent, Parent and by the board of directors and the sole stockholder of Acquisition, and no other corporate proceedings on the part of Ultimate Parent, Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than with respect to the Merger and the filing of appropriate merger documents as required by Georgia Law and Delaware Law). This Agreement has been duly and validly executed and delivered by each of Ultimate Parent, Parent and Acquisition and constitutes a legal, valid and binding agreement of each of Parent and Acquisition, enforceable against each of Ultimate Parent, Parent and Acquisition in accordance with its terms.

         SECTION 5.3 NON-CONTRAVENTION: REQUIRED FILINGS AND CONSENTS.

                  (a) The execution, delivery and performance by Ultimate Parent, Parent and Acquisition of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of Ultimate Parent, Parent or Acquisition; (ii) assuming that all consents, authorizations and approvals contemplated by subsection (b) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Ultimate Parent, Parent or Acquisition or any of their respective assets; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Ultimate Parent, Parent or Acquisition is entitled under any provision of, or allow the acceleration of the performance of, any obligation of Ultimate Parent, Parent or Acquisition under, any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Ultimate Parent, Parent or Acquisition is a party or by which Ultimate Parent, Parent or Acquisition or any of their respective assets is subject or bound; or (iv) result in the creation or imposition of any Lien on any asset of Ultimate Parent, Parent or Acquisition, except in the case of clauses (ii), (iii) and
(iv) for any such contraventions, conflicts, violations, breaches, terminations, defaults, cancellations, losses, accelerations and Liens which would not, individually or in the aggregate, have a material adverse effect on Ultimate Parent's, Parent's or Acquisition's ability to consummate the transactions contemplated by this Agreement.

                  (b) The execution, delivery and performance by Ultimate Parent, Parent and Acquisition of this Agreement and the consummation by Ultimate Parent, Parent and Acquisition of the transactions contemplated hereby (including the Merger) require no action by or in respect of, or filing with, any governmental body, agency, official or authority (whether domestic, foreign or supranational) other than (i) the filing of the Georgia Filing in accordance with Georgia Law and the Delaware Filing in accordance with Delaware Law; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act and state securities, takeover and Blue Sky laws; and (iv) such actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

         SECTION 5.4 OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT.

         Neither the Offer Documents, nor any of the information provided by Ultimate Parent, Parent or Acquisition and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the
Schedule 14D-9 shall, on the respective dates the Offer Documents, the Schedule 14D-9 or any supplements or amendments thereto are filed with the Commission or on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information provided by Ultimate Parent, Parent or Acquisition or by their auditors, attorneys, financial advisors or other consultants or advisors specifically for use in the Proxy Statement shall, at the time filed with the Commission, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Ultimate Parent, Parent nor Acquisition makes any representation or warranty of any kind with respect to any information provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Offer Documents. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         SECTION 5.5 NO PRIOR ACTIVITIES.

         Since the date of its incorporation, Acquisition has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         SECTION 5.6 FINANCING.

         Acquisition has available to it all funds necessary to satisfy its obligations under this Agreement, including, without limitation, the obligation to pay the Per Share Amount pursuant to the Offer and the Merger Consideration pursuant to the Merger and to pay all related fees and expenses in connection with the Offer and the Merger.

         SECTION 5.7 NO FINDER'S FEE.

         No broker, finder, investment banker or other intermediary (other than Credit Suisse First Boston Corporation) is entitled to any brokerage, finder's, financial advisory or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Ultimate Parent, Parent or Acquisition.

                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.1 CONDUCT OF BUSINESS OF THE COMPANY.

         Except as otherwise expressly provided in this Agreement, during the period from the date hereof to the time the directors are appointed pursuant to
Section 2.10 hereof, the Company and its Subsidiaries will each conduct its operations in the ordinary course of business consistent with past practice, and the Company and its Subsidiaries will each use its reasonable best efforts to preserve intact, in all respects material to the Company, its business organization, to keep available, in all respects material to the Company and its Subsidiaries taken as a whole, the services of its officers and employees and to maintain, in all respects material to the Company, existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. As used in this Section 6.1, the term "CONSENT" shall mean the consent (written or verbal) of any authorized officer of Parent, which (x) shall not be unreasonably withheld or delayed, and
(y) shall be either granted or withheld within twenty-four (24) hours of receiving the Company's written or verbal request (PROVIDED, that Parent's failure to respond within such period shall constitute Consent to the requested action). Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as required by law, prior to the Tender Closing, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

                  (a) amend or propose to amend its Articles of Incorporation or Bylaws or equivalent organizational documents, or increase or propose to increase the number of directors of the Company or any of its Subsidiaries;

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or securities of any of its Subsidiaries, stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights of the Company or any of its Subsidiaries), except as required by option agreements in effect as of the date hereof, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock or the capital stock of its Subsidiaries, or redeem, repurchase or otherwise acquire any of its securities or any securities of its Subsidiaries;

                  (d) Without Consent: (i) incur any indebtedness for borrowed money or issue any debt securities or, assume, guarantee or endorse the obligations of any other person in excess of $200,000; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company); (iii) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or
(iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

                  (e) Without Consent, enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or (except, in the case of employees who are not officers or directors, for normal compensation increases in the ordinary course of business consistent with past practice that, (x) in the aggregate do not result in a material increase in benefits or compensation expense to the Company, and (y) are pursuant to Consent) increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, restricted stock, stock appreciation rights or performance units);

                  (f) Except upon Consent, acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business consistent with past practice or any assets which in the aggregate are material to the Company and its Subsidiaries, taken as a whole, or except upon Consent, enter into, modify, amend or terminate any material contract, agreement, commitment or transaction except that the Company may continue to engage in the activity of selling equipment leases;

                  (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

                  (h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except as set forth on Schedule 6.1(h), without Consent authorize any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $200,000; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (i) make any tax election or settle or compromise any material Tax liability;

                  (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise in excess of $200,000 in the aggregate), other than the payment, discharge or satisfaction upon Consent or in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries or incurred in the ordinary course of business consistent with past practice (PROVIDED, that payment of trade payables in the ordinary course of business shall not require Consent or otherwise be restricted hereunder);

                  (k) except in the ordinary course of business consistent with past practice and upon Consent, terminate, modify, amend or waive compliance with any provision of, any of the Significant Agreements, or fail to take any action necessary to preserve the benefits of any Significant Agreement to the Company or any of its Subsidiaries;

                  (l) enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of the transactions contemplated by this Agreement or any other change in control of the Company; or

                  (m) except in the ordinary course of business consistent with past practice in connection with the sale of equipment or upon Consent, enter into any agreement providing for any license, sale or assignment of or otherwise transfer any Intellectual Property Rights or grant any covenant not to sue with respect to any of its Intellectual Property Rights or otherwise.

         SECTION 6.2 ACCESS TO INFORMATION.

                  (a) Subject to applicable law and the agreements set forth in
Section 6.2(b), between the date hereof and the Effective Time, the Company will give each of Ultimate Parent, Parent and Acquisition and their counsel, financial advisors, auditors, and other authorized representatives reasonable access to all employees, plants, offices and other facilities and to all books and records of the Company and its Subsidiaries, will permit each of Ultimate Parent, Parent and Acquisition and their respective counsel, advisors, auditors and other authorized representatives to make such inspections as Ultimate Parent, Parent or Acquisition may reasonably require and will cause the Company's officers or representatives and those of its Subsidiaries to furnish as soon as reasonably practicable to Ultimate Parent, Parent or Acquisition or their representatives such financial and operating data and other information with respect to the business and properties of the Company and any of its Subsidiaries as Ultimate Parent, Parent or Acquisition may from time to time reasonably request. No investigation pursuant to this Section 6.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder.

                  (b) The confidentiality agreement dated June 18, 1998, as amended on May 18, 1999 (the "CONFIDENTIALITY AGREEMENT"), between the Company and Parent shall remain in full force and effect in accordance with its terms except that, notwithstanding any provision of the Confidentiality Agreement, Parent and Acquisition may (i) enter into this Agreement, (ii) acquire Shares pursuant to the Offer and the Merger, (iii) make any further proposals, consummate any further transactions involving the Company or its stockholders or take any other actions respecting the Company, the Shares or any stockholder of the Company, and (iv) make such disclosures in connection with the Offer, the Offer Documents or the matters set forth in (iii) above as Parent and Acquisition may determine in their reasonable discretion to be necessary or appropriate.

         SECTION 6.3 REASONABLE BEST EFFORTS.

         Subject to the terms and conditions herein provided, including, without limitation, those of Section 6.8, each of the parties hereto agrees to use its reasonable best efforts to timely take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Ultimate Parent, Parent, Acquisition and the Company shall cooperate with one another (i) in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any required filings under the HSR Act and the other laws referred to in Sections 4.4(b), 4.20 and 5.3(b); (ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement; and (iii) in seeking timely to obtain any such actions, consents and waivers and to make any such filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

         SECTION 6.4 PUBLIC ANNOUNCEMENTS.

         Except as may be required by applicable law or by applicable rules of any securities exchange, prior to the earlier to occur of (i) the Effective Time, (ii) the termination of this Agreement pursuant to Article VIII, or (iii) the making of an Acquisition Proposal by a third party, neither Ultimate Parent, Parent and Acquisition, on the one hand, nor the Company, on the other hand, shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior consent of the other, which consent shall not be unreasonably withheld, except as may be required by applicable law or applicable rules of any securities exchange; provided, however, that Ultimate Parent, Parent, Acquisition and the Company will provide the other party with a copy of press releases issued or notice of public statement with respect to the transactions contemplated by this Agreement prior to issuance thereof for the other party(ies) prior approval, which approval shall not be unreasonably withheld. The initial joint announcement of the transactions contemplated by this Agreement shall be in the form attached hereto as ANNEX B.

         SECTION 6.5 INDEMNIFICATION.

                  (a) Ultimate Parent and Parent shall cause the Surviving Corporation to keep in effect for a period not less than six years from the Effective Time, the provisions in its Articles of Incorporation and Bylaws containing the provisions with respect to exculpation of director and officer liability and indemnification set forth in the Articles of Incorporation and Bylaws of the Company on the date of this Agreement to the fullest extent permitted under applicable law, which shall not, during such six-year period, be amended, repealed or otherwise modified except as required by applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder. Prior to the commencement of the Offer, the Company shall enter into contractual indemnification agreements with each of the Company's directors substantially in the form attached hereto as ANNEX D.

                  (b) Ultimate Parent and Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time, if available, the coverage provided by the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time.

         SECTION 6.6 NOTIFICATION OF CERTAIN MATTERS.

         The Company shall give prompt notice to Ultimate Parent, Parent or Acquisition, and Ultimate Parent, Parent or Acquisition shall give prompt notice to the Company, as the case may be, of (i) the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would cause, or would be reasonably likely to cause, any representation or warranty of such person contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Ultimate Parent, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.7 TERMINATION OF STOCK PLANS.

         Prior to the consummation of the Offer, the Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as are required to ensure that, following the Effective Time, no participant in any stock, stock option, stock appreciation or other benefit plan of the Company or any of its Subsidiaries shall have any right thereunder to acquire any capital stock of the Surviving Corporation or any affiliate thereof.

         SECTION 6.8 NO SOLICITATION.

                  (a) The Company shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of its Subsidiaries or otherwise, (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer), reorganization, extraordinary joint venture or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries, proposals or offers being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any non-public information or data to any person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; PROVIDED, that nothing contained in this Section 6.8 shall prevent the Company from (A) prior to the purchase by Acquisition of Shares pursuant to the Offer, furnishing non-public information or data to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person if and only to the extent that (1) the Company's directors determine in good faith, based upon the advice of its financial advisors, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement and the Company's directors determine in good faith, based upon the advice of legal counsel, that such action is required for the discharge of their fiduciary duties to stockholders under applicable law, (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Company receives from such person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and (3) simultaneously with furnishing such non-public information to such person, the Company delivers to Parent a copy of all such information; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. If the Company's directors determine in good faith that any Acquisition Proposal constitutes a Superior Proposal (as defined below), the Board shall promptly give written notice, specifying the parties to and the structure and material terms of such Superior Proposal (a "NOTICE OF SUPERIOR PROPOSAL"), to Parent. The Board may (subject to the following sentences of this subsection and compliance with Section 8.1(f) and Section 8.2(a)), to the extent the Company's directors determine in good faith based upon advice of legal counsel that such action is necessary in order to comply with their fiduciary duties under applicable law, approve or recommend any such Superior Proposal, or approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or, if permitted by Section 8.1(f), terminate this Agreement, in each case at any time after the fifth business day following delivery to Parent of the Notice of Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Parent prior to the expiration of the five business day period specified in the preceding sentence. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal that the Company's directors determine, in their good faith reasonable judgment based on the advice of their financial advisors, to be made by a person with the financial ability to consummate such proposal and to provide greater aggregate value to the Company's stockholders than the transactions contemplated by this Agreement or otherwise proposed by Parent as contemplated above.

                  (b) The Company shall notify Parent immediately (and in no event later than 48 hours) after receipt by the Company of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

         SECTION 6.9 PARENT GUARANTEE OF ACQUISITION OBLIGATIONS. Parent hereby guarantees the full and faithful performance of all obligations of Acquisition hereunder including the obligations to pay the Per Share Amount, the Merger Consideration and the fee described in Section 8.2(c).

         SECTION 6.10 QUALIFICATION. The Company will exert best commercially reasonable efforts to become duly qualified or licensed and in good standing to do business in each jurisdiction (including foreign country) set forth in
Schedule 4.1(b) except where the failure to do so would not have a Material Adverse Effect.

         SECTION 6.11 CONSENTS. From the date of this Agreement through the Tender Closing, the Company will exert commercially reasonable efforts to notify or secure the consent of the following entities as required pursuant to their respective contracts with the Company as set forth on Schedule 4.4: BT Squared, Choice Courier Systems, Astea International, Ameritech, Cisco Systems, Micom, AT&T, First Union National Bank and TrizecHahn.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

         The respective obligations of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) if required by Georgia Law, this Agreement and the Merger shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with Georgia Law;

                  (b) there shall not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or action shall have been issued or taken by any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, directly or indirectly, has material assets or operations;

                  (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and

                  (d) Acquisition shall have purchased Shares representing not less than a majority of the outstanding Shares (assuming the full exercise of all outstanding 1994 Options) pursuant to the Offer.

         SECTION 7.2 CONDITIONS TO THE OBLIGATION OF ULTIMATE PARENT, PARENT AND ACQUISITION TO EFFECT THE MERGER. The obligations of Ultimate Parent, Parent and Acquisition to effect the Merger are subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following further conditions:

                  (a) Unless Acquisition shall have purchased Shares pursuant to the Offer, the Company shall have performed in all material respects its covenants, agreements and obligations under this Agreement up to the Closing;

                  (b) Unless Acquisition shall have purchased Shares pursuant to the Offer, the representations and warranties of the Company contained in this Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time; and

                  (c) Unless Acquisition shall have purchased Shares pursuant to the Offer, the Company shall have delivered to Acquisition a certificate dated as of the Closing and signed by each of the Chief Executive Officer and the Chief Financial Officer of the Company certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of the Company contained in this Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of the Company contained in this Agreement which are not so qualified, and (iii) the performance of the obligations required by the Company to be performed under this Agreement as of the Closing.

         SECTION 7.3 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following further conditions:

                  (a) Ultimate Parent, Parent and Acquisition shall have performed in all material respects their respective covenants, agreements and obligations under this Agreement up to the Closing;

                  (b) Unless Acquisition shall have purchased Shares pursuant to the Offer, the representations and warranties of Ultimate Parent, Parent and Acquisition contained in this Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time; and

                  (c) Unless Acquisition shall have purchased Shares pursuant to the Offer, Parent shall have delivered to the Company a certificate dated as of the Closing and signed by an authorized officer of Parent certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of Ultimate Parent, Parent and Acquisition contained in this Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of Ultimate Parent, Parent and Acquisition contained in this Agreement which are not so qualified, and (iii) the performance of the obligations required by Ultimate Parent, Parent and Acquisition to be performed under this Agreement as of the Closing.

                                  ARTICLE VIII

                    TERMINATION; EXPENSES; AMENDMENT; WAIVER

         SECTION 8.1 TERMINATION.

         This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                  (a) by mutual written consent of Parent, Acquisition and the Company;

                  (b) by Parent or the Company, without liability, if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its Subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by the Company: (i) if Acquisition shall have failed to accept for purchase and pay for Shares pursuant to the Offer on or prior to the date that is 60 days after the date of this Agreement (the "60TH DAY") unless a cause of such failure to accept for purchase and pay for Shares on or prior to the 60th Day is a failure of either (A) the waiting period under the HSR Act to have expired prior to the 60th Day, or (B) a third party having made an Acquisition Proposal on or prior to the 60th Day (either of (A) or (B) an "EXTENDING CAUSE"); or (ii) in the event of an Extending Cause, by the Company if Acquisition shall have failed to accept for purchase and pay for Shares pursuant to the Offer on or prior to the date that is 120 days after the date of this Agreement (the "120TH DAY"). The 60th Day or the 120th Day, whichever is applicable, is referred to herein as the "OUTSIDE DATE". The foregoing notwithstanding, the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company if the Company's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure by Acquisition to accept for purchase and pay for Shares on or prior to the Outside Date;

                  (d) by the Company if (i) there shall have been a breach of any representation or warranty of Ultimate Parent, Parent or Acquisition contained herein which would reasonably be expected to materially and adversely affect the expected benefits for the Company of the transactions contemplated hereunder or prevent the consummation of the Offer or the Merger, or (ii) there shall have been a breach of any covenant or agreement of Parent or Acquisition contained herein which would reasonably be expected to materially and adversely affect the expected benefits for the Company of the transactions contemplated hereunder or prevent the consummation of the Offer or the Merger and which shall not have been cured prior to the earlier of (A) five business days following notice of such breach and (B) two business days prior to the date on which the Offer expires;

                  (e) by Parent if Acquisition shall not have accepted Shares pursuant to the Offer on or prior to the Outside Date due to a failure of the Minimum Condition to have been satisfied or any condition set forth on Annex A to have been materially satisfied or waived by Acquisition as of any scheduled expiration of the Offer; PROVIDED, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent if Parent's or Acquisition's failure to fulfill any obligation under this Agreement has been the cause of or resulted in such failure to accept Shares pursuant to the Offer on or prior to the Outside Date;

                  (f) by Parent prior to the purchase by Acquisition of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty of the Company contained herein which would reasonably be expected to materially and adversely affect the expected benefits for Parent of the transactions contemplated hereunder or prevent the consummation of the Offer or the Merger, or (ii) there shall have been a breach of any covenant or agreement of the Company contained herein which would reasonably be expected to materially and adversely affect the expected benefits for Parent of the transactions contemplated hereunder or prevent the consummation of the Offer or the Merger and which shall not have been cured prior to the earlier of (A) five business days following notice of such breach and (B) two business days prior to the date on which the Offer expires;

                  (g) prior to the purchase of Shares by Acquisition pursuant to the Offer and no earlier than two business days after the receipt by Parent of a Notice of Superior Proposal, by the Company if (i) the Superior Proposal described in such Notice of Superior Proposal continues to be a Superior Proposal in light of any transaction proposed by Parent prior to the expiration of the fifth business day after the receipt by Parent of such Notice of Superior Proposal, (ii) the Company's directors determine in good faith, based upon the written advice of its independent financial advisors, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement, and (iii) the Company's directors determine in good faith, based upon the advice of legal counsel, that such action is required for the discharge of their fiduciary duties to stockholders under applicable law; or

                  (h) by Parent if the Board shall have modified in a manner materially adverse to Parent or Acquisition or withdrawn its approval of the Offer, this Agreement or the Merger or its recommendation that the Company's stockholders accept the Offer or the Company shall have entered into an agreement providing for or implementing an Acquisition Proposal or the Board shall have resolved to do any of the foregoing.

         SECTION 8.2 EFFECT OF TERMINATION.

                  (a) If (i) a third party makes an Acquisition Proposal, (ii) at any time thereafter this Agreement is terminated pursuant to either Section 8.1(c) or Section 8.1(e), and (iii) within twelve months after the date this Agreement is so terminated, the Company consummates or enters into an agreement, or shareholders of the Company consummate, a transaction or series of related transactions (whether by way of merger, recapitalization, share exchange, share purchase, tender offer, exchange offer, asset purchase or otherwise) resulting in any person or group (as defined in Section 13(d)(3) of the Exchange Act) directly or indirectly becoming the beneficial owner (within the meaning of Section 13(d)(3) of the Exchange Act) or at least a majority of the then outstanding voting capital stock or substantially all of the assets of the Company, then the Company shall pay Parent a non-refundable fee of $2,200,000, which amount shall be payable by wire transfer of same day funds within two (2) business days after the consummation of such transaction or series of related transactions.

                  (b) If this Agreement is terminated pursuant to Section 8.1(f), Section 8.1(g) or Section 8.1(h), the Company shall (i) pay Parent a non-refundable fee of $2,200,000, which amount shall be payable by wire transfer of same day funds within two (2) business days after the date this Agreement is so terminated.

                  (c) If this Agreement is terminated pursuant to Section 8.1(c)(i) in the absence of a Extending Cause or pursuant to Section 8.1(d), Ultimate Parent, Parent and Acquisition shall, collectively, pay the Company a nonrefundable fee of $2,200,000, which amount shall be payable by wire transfer of same day funds within two (2) business days after the date this Agreement is so terminated.

                  (d) If a party becomes entitled to receive the amounts described in Section 8.2(a), Section 8.2(b) or Section 8.2(c) and such amounts are paid in full when due, then such amounts shall constitute liquidated damages and shall be the paid party's (ies') exclusive remedy for any violation or breach of any term or provision of this Agreement. The parties agree that actual damages are not possible to determine and that such amounts are reasonable pre-estimates of such damages.

                  (e) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, other than the provisions of Section 8.2,
Section 8.3 and Section 9.6, shall forthwith become void and have no effect.

         SECTION 8.3 FEES AND EXPENSES.

         Except as otherwise provided in Section 8.2 above, each party shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

         SECTION 8.4 AMENDMENT.

         Subject to Section 1.3(c), this Agreement may be amended by action taken by the Company, Ultimate Parent, Parent and Acquisition at any time before or after adoption of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which decreases the Merger Consideration or changes the form thereof, imposes additional conditions to the Merger or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 8.5 EXTENSION; WAIVER.

         Subject to Section 1.3(c), at any time prior to the Effective Time, the Company, on the one hand, and Ultimate Parent, Parent and Acquisition, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         The representations and warranties made herein shall not survive beyond the Effective Time. The covenants and agreements herein shall survive in accordance with their respective terms.

         SECTION 9.2 ENTIRE AGREEMENT; ASSIGNMENT.

         This Agreement, the Confidentiality Agreement and the Shareholder Agreements and any other agreements contemplated hereby (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise; PROVIDED that Acquisition may assign its rights and obligations in whole or in part to Parent or any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 9.3 NOTICES.

         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail postage prepaid, return receipt requested), to the other party as follows:

         if to Ultimate Parent, Parent or Acquisition:

         Equant Acquisition Corp.
         45 Orville Drive

         Bohemia, NY 11716
         Fax: 516-589-4235
         Attention: Richard Blaustein and Fran Schwartz

         with copies to:

         Brown Raysman Millstein Felder & Steiner L.P.
         120 West 45th Street
         New York, NY 10036
         Fax: (212) 840-2429
         Attention: Sarah Hewitt, Esq.

         if to the Company:

         Techforce Corporation
         5741 Rio Vista Drive
         Clearwater, FL 33760-3117
         Fax: 727-533-3810
         Attention: Jerrel W. Kee

         with a copy to:

         Bertil D. Nordin
         14 Ball Creek Way
         Dunwoody, GA 30350

         and

         Hunton & Williams
         600 Peachtree Street, N.E.
         NationsBank Plaza, Suite 4100
         Atlanta, Georgia 30308
         Fax: 404-888-4190
         Attention: W. Tinley Anderson, III, Esq.


or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

         SECTION 9.4 GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

         SECTION 9.5 PARTIES IN INTEREST.

         Except for Section 6.5, which shall inure to the benefit of the persons identified therein, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.6 SPECIFIC PERFORMANCE.

         The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, including specific performance to effect and close the Merger if each condition precedent to the Merger is satisfied in all material respects. The parties agree that the stockholders of the Company shall be third party beneficiaries to this Section 9.6.

         SECTION 9.7 SEVERABILITY.

         The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         SECTION 9.8 DESCRIPTIVE HEADINGS.

         The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.9 CERTAIN DEFINITIONS.

         For purposes of this Agreement, the term:

                  (a) "AFFILIATE" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "ASSOCIATE" of a person means a corporation or organization of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities or any person who is a director or officer of such person or any of its affiliates;

                  (c) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or federal holiday;

                  (d) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States;

                  (f) "KNOWLEDGE" in the case of the Company means the knowledge after reasonable inquiry of Christian H. Butson, Jerrel W. Kee, John A. Koehler, Tim Anderson or James J. Macchiarola;

                  (g) "PERSON" means an individual, corporation, partnership, limited liability company, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act); and

                  (h) "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

         SECTION 9.10 COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 9.11 JURISDICTION; AGENT

         The Company agrees to submit to the jurisdiction of the U.S. federal courts sitting in the State of New York, Borough of Manhattan, for purposes of any dispute hereunder, and appoints John Koehler as its agent for service of process in connection therewith.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                TECHFORCE CORPORATION


                                By:    /s/ John A. Koehler
                                  --------------------------
                                Name:  John A. Koehler
                                     -----------------------
                                Title: President
                                      ----------------------

                                EQUANT N.V.


                                By:   /s/ Jean-Yves Charlier
                                  --------------------------
                                Name:  Jean-Yves Charlier
                                     -----------------------
                                Title: Authorized Signatory
                                      ----------------------

                                EQUANT HOLDINGS U.S., INC.


                                By:   /s/ Jean-Yves Charlier
                                  --------------------------
                                Name:  Jean-Yves Charlier
                                     -----------------------
                                Title: Authorized Signatory
                                      ----------------------


                                EQUANT ACQUISITION CORP.


                                By:   /s/ Jean-Yves Charlier
                                  --------------------------
                                Name:  Jean-Yves Charlier
                                     -----------------------
                                Title: Authorized Signatory
                                      ----------------------

                                     ANNEX A

                                OFFER CONDITIONS

         The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "MERGER AGREEMENT" shall be deemed to refer to the attached Agreement.

         Notwithstanding any other provision of the Offer, Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including, without limitation, Rule 14e-1(c) under the Exchange Act (relating to Acquisition's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and not accept for payment any Shares, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or (iii) any material applicable approval, permit, authorization, consent or waiting period shall not have been obtained or satisfied on terms satisfactory to Parent in its reasonable discretion; PROVIDED, that prior to the Outside Date, Acquisition shall not terminate the Offer by reason of the nonsatisfaction of any of the conditions set forth in clauses (ii) or (iii) above (it being understood that this proviso shall not prohibit Acquisition from terminating the Offer or failing to extend the Offer by reason of the nonsatisfaction of any other condition of the Offer), or (iv) at any time prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred or Acquisition makes a good faith determination that any of the following conditions has occurred:

                  (a) there shall have been any action or proceeding brought by any governmental authority before any court, or any order or preliminary or permanent injunction entered in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or any other country or economic region in which the Company or any of its Subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Acquisition, the Company or any Subsidiary or affiliate of Acquisition or the Company or the Offer, the Merger or the transactions contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any other country or economic region in which the Company or any of its Subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations, which could reasonably be expected to have a Material Adverse Effect or to have the effect of: (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Acquisition, the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its Subsidiaries, or by Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent or any of its subsidiaries, or compelling Acquisition, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent or any of its subsidiaries, as a result of the transactions contemplated by the Merger Agreement; (iii) imposing or confirming limitations on the ability of Acquisition, Parent or any of Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger, or the right to vote any shares of capital stock of any subsidiary of the Company; or (iv) requiring divestiture by Parent or Acquisition, directly or indirectly, of any Shares; or

                  (b) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or the Nasdaq Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, (iii) a commencement of a war or armed hostilities or other similar national or international crisis directly or indirectly involving the United States having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in the United States except for those involving the countries of Iraq and Yugoslavia (including Kosovo), or (iv) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

                  (c) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement; or

                  (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in a manner adverse to Acquisition or Parent, or any of the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified shall not be true and correct in any material respect in a manner adverse to Acquisition, Ultimate Parent or Parent, in each case as if such representation and warranties were made at the time of such determination (or, in the case of any representation and warranty made as of a specified date, as of such date); or

                  (e) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

                  (f) the Board shall have withdrawn or modified in a manner materially adverse to Acquisition or withdrawn its approval or recommendation of the Offer, the Merger Agreement, or the Merger or shall have recommended, or the Company shall have entered into an agreement providing for or implementing an Acquisition Proposal, or the Board shall have resolved to do any of the foregoing.

                  In addition to the foregoing conditions, Acquisition shall have received from the Company an officers certificate signed by each of the Chief Executive Officer and the Chief

Financial Officer of the Company certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of the Company contained in this Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of the Company contained in this Agreement which are not so qualified, and (iii) the performance of the obligations required by the Company to be performed under this Agreement as of the Closing.

                  The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Acquisition and the foregoing conditions (including the Minimum Condition) may be asserted by Acquisition regardless of the circumstances giving rise to any such condition or may be waived by Acquisition in whole or in part at any time or from time to time in its sole discretion, provided that the Minimum Condition may only be waived or modified with the Company's prior written approval. The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.